Exhibit 10.1

March 29, 2005

PERSONAL & CONFIDENTIAL

Mr. Mark Hurd

1616 Stafford Springs Place

Centerville, OH 45458

Re:	Resignation as President and Chief Executive Officer and member of the NCR Board of Directors

Dear Mark:

We appreciate your years of service to the company and the significant contributions you have made to NCR in your role as NCR’s President and Chief Executive Officer (“CEO”) and as a member of the NCR Board of Directors. This letter agreement serves to memorialize your resignation effective as of March 30, 2005 (the “Resignation Date”), as President and CEO of NCR, as a member of the NCR Board of Directors, and from all other positions that you then hold as an employee, officer or member of the Board of Directors of NCR or an employee, officer or member of the board of directors of NCR’s subsidiaries or affiliates.

1.	Equity Awards and Pension Benefits. All of your vested stock options as of the Resignation Date will remain exercisable for ninety (90) days following the Resignation Date. All of your other equity awards will be governed by their terms, such that unvested restricted stock and stock options will be forfeited as of the Resignation Date. Your resignation will have no impact on vested NCR pension benefits to which you are otherwise entitled.

2.	Proprietary Company Information. You affirm your obligation to keep all “Proprietary Company Information” confidential and not to use or disclose it to any third party in the future, subject to any obligation to comply with legal process. As used in this letter agreement, the term “Proprietary Company Information” includes, but is not necessarily limited to, confidential, technical, marketing, business, financial or other information not publicly available.

3.

Non-Solicitation/Non-Competition. You agree that, for a period of eighteen (18) months after the Resignation Date, you will not, without the prior written consent of the Compensation Committee of the Board of Directors of NCR (the “Compensation Committee”) (i) directly or through others recruit, hire, solicit or induce, or attempt to induce, any member of NCR’s “Business Leader’s Council” to terminate their employment with or otherwise cease their relationship with NCR; (ii) personally, or personally direct another on his own behalf to, canvass or solicit business in any of the following product and service areas: point of sale systems, ATMs, check issuing, and scalable data warehousing with any then-current customer of NCR or (iii)

become an employee, proprietor, partner, greater than three (3) percent shareholder, principal or agent of, or a consultant or advisor to any of NCR’s direct, major competitors, or their subsidiaries or affiliates, as previously identified in writing by you on February 23, 2005 as “Competing Organizations” for purposes of the noncompetition provisions in NCR benefit plans. The parties hereto recognize that Hewlett Packard (“HP”) is not on the current list of Competing Organizations and as such NCR does not and will not assert any rights under the existing non-compete agreements as they relate to your potential employment with HP. If you breach any of the provisions of Paragraph 2 or 3, NCR, in addition to its other remedies, will be released from all obligations it may have under Paragraph 1 and shall be entitled to cancel the stock options if outstanding, and you will return immediately any amounts realized by you from the exercise of the stock options. You acknowledge that this restriction is reasonable in both scope and duration and will not in any manner prevent you from earning a livelihood following your departure from NCR. Inasmuch as your breach of these terms would cause irreparable harm to NCR, NCR may obtain an injunction and restraining order prohibiting further violations, provided NCR has given you written notice of the claimed breach.

4.	Post-Termination Assistance. You agree that, following your resignation, you will provide assistance to NCR consistent with the following:

•	Subsequent to public announcement of your resignation you will return to Dayton to conduct a staff meeting with the interim President and Chief Executive Officer and senior managers of NCR;

•	You will review with the interim President and Chief Executive Officer NCR’s 2005 plan, a talent review of senior management, NCR strategy, mergers and acquisition strategy and activity, and 2006 operational plan.

•	You will be available to consult with the interim President and Chief Executive Officer as reasonably necessary for a period of at least sixty (60) days following public announcement of your resignation;

•	As reasonably requested, you will assist with investor relations communications for a period of fourteen (14) days following public announcement of your resignation;

•	You will provide a mutually agreed upon certification to support the certifications required to be provided by NCR’s interim President and Chief Executive Officer and NCR’s Chief Financial Officer in connection with NCR’s quarterly report on Form 10-Q for the quarterly period ended March 25, 2005.

5.

Waiver of Rights. You acknowledge that there are various state, local and federal laws that prohibit employment discrimination on a number of bases including, but not limited to, age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act,

42 U.S.C. Sec. 12101; the Employee Retirement Income Security Act, as amended, 29 U.S.C. Sec. 1001 et. sec.; and 42 U.S.C. Sec. 1981, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. In consideration of this letter agreement, you herby waive and release any rights you may have as of the date of your execution of this letter agreement under these or any other laws with respect to your employment and termination of employment with NCR and acknowledge that based on your knowledge as of the date of your execution of this letter agreement, NCR has not (a) discriminated against you, (b) breached any contract with you, (c) committed any civil wrong (tort) against you, or (d) otherwise acted unlawfully towards you.

6.	Release of Claims. You, on behalf of yourself, your heirs, executors, administrators, successors and assigns, release and discharge NCR and its subsidiaries and affiliates, and their successors, assigns, directors, officers, representatives, agents and employees (“Releasees”) from any and all claims, (including claims for attorney’s fees and costs), charges, actions and causes of action with respect to, or arising out of, your employment or termination of employment with NCR, as well as from all claims for personal injury or other causes of action, actual or potential, to the date of your execution of this letter agreement. This includes, but is not limited to, claims arising under federal, state or local laws prohibiting age, sex, race or any other forms of discrimination or claims growing out of any legal restrictions on NCR’s right to terminate its employees. You represent that you have not filed any charge or lawsuit against NCR or any Releasee with any governmental agency or court and that you will not institute any actions against NCR or any Releasee for any reason, except that you may file a charge with the Equal Employment Opportunity Commission concerning claims of discrimination and you may participate in any manner in an investigation, hearing or proceeding. However, you waive your right to recover any damages or other relief in any claim or suit brought by you or the EEOC or any other federal, state or local agency on your behalf, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pat Act, or any other federal, state or municipal discrimination law. If you breach this paragraph, you understand that you will be liable for all expenses, including your costs and reasonable attorney’s fees. This paragraph is not intended to limit you from instituting legal action for the sole purpose of enforcing this letter agreement. Nothing in this paragraph is intended to release claims you may have for defense and/or indemnification by NCR or its insurers with respect to claims asserted against you in your capacity as an officer or director.

7.

Arbitration. Any controversy or claim related in any way to this letter agreement, or to your employment relationship with NCR (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association (“AAA”). The arbitration shall be held in Dayton, Ohio, before an arbitrator through AAA who is an attorney knowledgeable in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph. The substantially prevailing party will be entitled to its reasonable attorneys’ fees and costs.

8.	Revocability. You understand that you have the right to consult with an attorney before signing this letter agreement, you have twenty-one (21) days to consider NCR’s offer before signing any agreement with respect thereto, and you may revoke your release relating to ADEA within seven (7) calendar days after signing this letter agreement. You acknowledge that you have, in fact, consulted with an attorney who reviewed this letter agreement and advised you of your rights hereunder. Revocation must be made by delivering a written notice of revocation to Christine Wallace, NCR Corporation, 1700 S. Patterson Blvd., Dayton, Ohio 45479. For this revocation to be effective, written notice must be postmarked no later than the close of business on the seventh day after you sign this letter agreement. If you revoke such release relating to ADEA, you will not receive any benefits described in this letter agreement.

9.	Entire Agreement. This letter agreement sets forth the entire agreement of you and NCR with respect to the subject matter hereof, and supersedes and terminates in their entirety any prior agreements between you and NCR, including the letter agreement dated as of March 6, 2003, and the Change-in-Control Agreement, between you and NCR, dated as of January 1, 2003, and any severance plan, policy or arrangement of any of NCR or any of its affiliates. Without limiting the generality of the foregoing, you expressly acknowledge and agree that, except as specifically set forth below or described in this letter agreement, you are not entitled to receive any severance pay or severance benefits of any kind whatsoever from NCR or any of its affiliates. This agreement does not effect any of your rights to COBRA, your vested stock options, restricted stock or pension benefits.

10.

Miscellaneous. This letter agreement is personal to you and without the prior written consent of NCR shall not be assignable by you other than by will or the laws of descent and distribution. This letter agreement shall inure to the benefit of and be enforceable by your legal representatives. This letter agreement shall inure to the benefit of and be binding upon NCR and its successors. This letter agreement may be amended, modified or changed only by a written instrument executed by you and NCR. The captions of this letter agreement are not part of the provisions hereof and shall have no force or effect. Notwithstanding any other provisions of this letter agreement, NCR may withhold from any amounts payable under this letter agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

11.	Severability. The invalidity or unenforceability of any provisions of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement which shall remain in full force and effect.

Mark, I speak for the entire Board when I say that we will miss you, and we wish you the best.

Sincerely,

/s/ Linda Fayne Levinson
Linda Fayne Levinson
Chair, Compensation Committee
NCR Board of Directors

/s/ Mark Hurd	3-29-05
Agreed and Accepted	Date
Mark Hurd

Cc: Christine Wallace Jon Hoak

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